EXHIBIT 99.1

Steelcase Reports First Quarter Fiscal 2019 Results

  Strong order growth of 6 percent in the Americas and 7 percent in EMEA
  EMEA posts significant improvement in operating results
  Growth potential strengthened through additional partnerships and pending acquisition of Smith System
  Best overall showroom and significant new product recognitions at NeoCon
  Outlook for the second quarter projects strong organic revenue growth

GRAND RAPIDS, Mich., June 20, 2018 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE:SCS) today reported first quarter revenue of $754.0 million and net income of $17.0 million, or diluted earnings of $0.14 per share.  In the prior year, Steelcase reported $735.1 million of revenue and $0.15 of diluted earnings per share, which reflected the net impact of annuitizing three defined benefit plans that reduced earnings by approximately $0.03 per share.

Revenue increased 3 percent, or was approximately flat on an organic basis, in the first quarter compared to the prior year.  The Americas posted flat revenue growth, or an organic decline of 1 percent, compared to the prior year which included approximately $20 million of revenue related to a very large project, while EMEA posted revenue growth of 21 percent, or 8 percent on an organic basis, driven by strong project growth in Iberia, the UK and Germany.  The Other category posted a revenue decline of 7 percent, or 9 percent on an organic basis.

Orders grew 5 percent in the first quarter compared to the prior year, with 6 percent growth in the Americas and 7 percent growth in EMEA driven by project business.  Orders declined 6 percent in the Other category compared to a strong prior year.

"Our momentum continued to build as our new products, partnerships, and updated showrooms helped our order rates grow faster than the market during recent months," said Jim Keane, president and CEO.  "We further strengthened our growth potential by launching a number of innovative products which received awards at NeoCon, expanding our offerings through additional partnerships and signing an agreement for the acquisition of Smith System.  I'm also proud of the improvement in EMEA as our initiatives to grow the top line and improve profitability are showing results."

Current quarter operating income of $23.3 million compares to operating income of $35.1 million in the prior year.  The decline of $11.8 million (or 170 basis points as a percentage of revenue) was driven by lower gross margin in the Americas and Asia Pacific, offset in part by a $6.9 million improvement in EMEA's operating results.

Gross margin of 31.6 percent in the current quarter represented a decline of 170 basis points compared to the prior year and reflected mixed results across the segments.  In the Americas, gross margin decreased by 230 basis points compared to the prior year due to higher commodity costs, lower pricing and unfavorable shifts in business mix, while EMEA's gross margin improved 250 basis points, driven by higher absorption of fixed costs, benefits associated with cost reduction efforts and positive effects of changes in foreign currencies.  The Other category's gross margin decreased by 300 basis points due to negative effects of changes in foreign currencies, higher inventory reserves and lower revenue.

"In response to quickly rising steel prices and other commodity costs, we implemented an additional list price adjustment earlier this month, which represented our second increase in four months," said Dave Sylvester, senior vice president and CFO.  "We expect commodity cost increases to continue pressuring our gross margin for another quarter or two while these price adjustments take fuller effect.  In addition, our revenue in the Americas over the same period is expected to include a growing mix of project business, including projects won at earlier price levels, which will impact our year-over-year gross margin comparisons."

Operating expenses of $214.6 million in the first quarter represented an increase of $4.6 million compared to the prior year, due to $4.9 million of currency translation effects and $2.2 million from an acquisition, net of divestitures, partially offset by lower expenses in a variety of areas.

Other income (expense), net reflected $3.3 million of income in the current quarter compared to $2.8 million of expense in the prior year, which included $7.3 million of charges related to annuitizing the three defined benefit plans.

Income tax expense of $6.2 million in the current quarter reflected an effective tax rate of 27 percent which was lower than the 36 percent recorded in prior year driven by tax reform in the U.S.

Total liquidity, comprised of cash, cash equivalents and the cash surrender value of company-owned life insurance, aggregated $301 million, and total debt was $294 million, at the end of the first quarter.

The Board of Directors has declared a quarterly cash dividend of $0.135 per share, to be paid on or before July 17, 2018, to shareholders of record as of July 2, 2018.

Outlook

Orders in the Americas grew 6 percent in the first quarter and backlog at the end of the quarter was approximately 14 percent higher than the prior year.  EMEA orders grew 7 percent and backlog at the end of the quarter was approximately 15 percent higher than the prior year.  Orders in the Other category declined 6 percent compared to a strong prior year.  The company anticipates completing the acquisition of Smith System Manufacturing Company at the end of June and consolidating its results thereafter.  Considering these and other factors, the company expects second quarter fiscal 2019 revenue to be in the range of $865 to $890 million, which includes revenue from the anticipated acquisition.  Adjusted for an estimated $4 million of favorable currency translation effects, and the impact of acquisitions and divestitures, the projected revenue range translates to expected organic growth of 6 to 9 percent.  In the second quarter of fiscal 2018, the company reported revenue of $775.6 million.

Steelcase expects to report diluted earnings per share between $0.28 to $0.33 for the second quarter of fiscal 2019.  The estimates include a net gain from the sale of property in the Americas, which is expected to increase diluted earnings by approximately $0.03 per share after consideration of the related variable compensation expense.  Earnings accretion from the anticipated acquisition of Smith System is expected to be modest, due to the initial effects of purchase accounting which will significantly impact operating income.  In addition, many of the same factors which negatively impacted the year-over-year comparisons of gross margin in the Americas and Asia Pacific in the first quarter of fiscal 2019 are expected to also impact second quarter gross margin comparisons. Steelcase reported diluted earnings per share of $0.31 in the second quarter of fiscal 2018.  Prior year results included a gain from the sale of real estate in EMEA and a discrete tax benefit, which had the effect of increasing diluted earnings by approximately $0.05 per share after consideration of the related variable compensation expense.

"We were honored our showroom was recognized as 'Best in Competition' at NeoCon, representing an endorsement of our design direction by the office interiors community," said Jim Keane. "With our expanding offerings, we are more fully meeting the needs of our customers and winning business from our competition and the pending acquisition of Smith System provides us the opportunity to grow market share in education and learning environments."

Additional Corporate Highlights:

  At NeoCon 2018, Steelcase featured new products and applications including Mackinac, SILQ, and Ology with Active Touch and the Embold collection by Steelcase Health.  Six products were recognized with industry awards.
  The Steelcase NeoCon showroom, expanded and redesigned to bring the family of brands and partners together, was named "Best in Competition" and "Best Large Showroom" by International Interior Design Association (IIDA) and Contract Magazine.
  Recently announced partnerships with West Elm, Extremis, m.a.d., and Snap Cab further enrich the company's portfolio and provide a broader range of solutions to designers, dealers and customers.
  As an expansion of its relationship with Microsoft, Steelcase is creating a system of easy-to-hang wall mounts and a lightweight rolling stand to be used with the new Surface Hub 2.
  Steelcase signed a definitive agreement on June 8, 2018 to acquire Smith System Manufacturing Company, a Texas-based manufacturer of high-quality furniture for the preK-12 education market.
  The Steelcase Board of Directors was again recognized for its diversity by 2020 Women on Boards.

Business Segment Results
(in millions)

	(Unaudited)
	Three Months Ended
	May 25,	May 26,
	2018	2017	% Change

Revenue
Americas (1)	$535.8	$535.0	0.1%
EMEA (2)	137.4	113.1	21.5%
Other (3)	80.8	87.0	(7.1)%
Consolidated revenue	$754.0	$735.1	2.6%

Operating income (loss)
Americas	$29.7	$42.9
EMEA	(1.7)	(8.6)
Other	1.6	9.5
Corporate (4)	(6.3)	(8.7)
Consolidated operating income	$23.3	$35.1

Operating income percent	3.1%	4.8%

Revenue mix
Americas	71.1%	72.8%
EMEA	18.2%	15.4%
Other	10.7%	11.8%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America with a portfolio of integrated architecture, furniture and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse, Turnstone and AMQ brands.
  The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase and Coalesse brands, with an emphasis on freestanding furniture systems, storage and seating solutions.
  The Other category includes Asia Pacific, Designtex and PolyVision.
  Corporate costs include unallocated portions of shared service functions, such as information technology, corporate facilities, finance, human resources, research, legal and customer aviation, plus deferred compensation expense and income or losses associated with company-owned life insurance.

YEAR OVER YEAR ORGANIC REVENUE GROWTH (DECLINE) BY SEGMENT
Q1 2019 vs. Q1 2018
	Steelcase Inc.	Americas	EMEA	Other category

Q1 2018 revenue	$735.1	$535.0	$113.1	$87.0
Divestitures	(5.5)	(4.7)	(0.8)	—
Acquisition	8.8	8.8	—	—
Currency translation effects*	18.4	1.9	14.4	2.1
Q1 2018 revenue, adjusted	756.8	541.0	126.7	89.1

Q1 2019 revenue	754.0	535.8	137.4	80.8
Organic growth (decline) $	$(2.8)	$(5.2)	$10.7	$(8.3)
Organic growth (decline) %	0%	(1)%	8%	(9)%

* Currency translation effects represent the estimated net effect of translating Q1 2018 foreign currency revenues using the average exchange rates during Q1 2019.

PROJECTED ORGANIC REVENUE GROWTH
Q2 2019 vs. Q2 2018
Steelcase Inc.

Q2 2018 revenue	$775.6
Divestitures	(6.4)
Acquisitions	46.7
Currency translation effects*	3.6
Q2 2018 revenue, adjusted	819.5

Q2 2019 revenue, projected	$865 - $890
Organic growth $	$46 - $71
Organic growth %	6% - 9%

* Currency translation effects represent the estimated net effect of translating Q2 2018 foreign currency revenues using the exchange rates at the end of Q1 2019.

Steelcase Inc.
	(Unaudited)
	Three Months Ended
	May 25, 2018		May 26, 2017
Revenue	$754.0	100.0%	$735.1	100.0%
Cost of sales	516.1	68.4	490.0	66.7
Gross profit	237.9	31.6	245.1	33.3
Operating expenses	214.6	28.5	210.0	28.5
Operating income	$23.3	3.1%	$35.1	4.8%
Interest expense	(4.4)	(0.5)	(4.3)	(0.6)
Investment income	1.0	0.1	0.4	0.1
Other income (expense), net	3.3	0.4	(2.8)	(0.4)
Income before income tax expense	23.2	3.1	28.4	3.9
Income tax expense	6.2	0.8	10.3	1.4
Net income	$17.0	2.3%	$18.1	2.5%

Americas
	(Unaudited)
	Three Months Ended
	May 25, 2018		May 26, 2017
Revenue	$535.8	100.0%	$535.0	100.0%
Cost of sales	363.6	67.9	350.8	65.6
Gross profit	172.2	32.1	184.2	34.4
Operating expenses	142.5	26.6	141.3	26.4
Operating income	$29.7	5.5%	$42.9	8.0%

EMEA
	(Unaudited)
	Three Months Ended
	May 25, 2018		May 26, 2017
Revenue	$137.4	100.0%	$113.1	100.0%
Cost of sales	99.3	72.3	84.6	74.8
Gross profit	38.1	27.7	28.5	25.2
Operating expenses	39.8	28.9	37.1	32.8
Operating loss	$(1.7)	(1.2)%	$(8.6)	(7.6)%

Other category
	(Unaudited)
	Three Months Ended
	May 25, 2018		May 26, 2017
Revenue	$80.8	100.0%	$87.0	100.0%
Cost of sales	53.2	65.8	54.6	62.8
Gross profit	27.6	34.2	32.4	37.2
Operating expenses	26.0	32.2	22.9	26.3
Operating income	$1.6	2.0%	$9.5	10.9%

Corporate
	(Unaudited)
	Three Months Ended
	May 25, 2018	May 26, 2017
Operating loss	$(6.3)	$(8.7)

Reclassification of Pension and Post-Retirement Costs and Benefits

The Company adopted Accounting Standard Update (ASU) No. 2017-07, which required a retrospective reclassification of all net periodic pension and post-retirement credits and expenses except service costs.  The adoption of this ASU resulted in the following reclassifications in our 2018 Condensed Consolidated Statements of Income:

	Three Months Ended				Year Ended
	May 26, 2017	August 25, 2017	November 24, 2017	February 23, 2018	February 23, 2018
Cost of sales	$(2.3)	$1.1	$1.0	$1.1	$0.9
Operating expenses	(2.9)	0.9	1.0	0.9	(0.1)
Operating income	5.2	(2.0)	(2.0)	(2.0)	(0.8)
Other income (expense), net	(5.2)	2.0	2.0	2.0	0.8
Income before income tax expense	$—	$—	$—	$—	$—

Webcast
Steelcase will discuss first quarter results and business outlook on a conference call at 8:30 a.m. Eastern time tomorrow.

Non-GAAP Financial Measure
This earnings release contains a non-GAAP financial measure. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated statements of income, balance sheets or statements of cash flows of the company. Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of the non-GAAP financial measure to the most directly comparable GAAP financial measure.

The non-GAAP financial measure used within this earnings release is organic revenue growth (decline), which represents the change in revenue excluding estimated currency translation effects and the impacts of acquisitions and divestitures. This measure is presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations.  These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on current beliefs of management as well as assumptions made by, and information currently available to, the company.  Forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions.  Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate.  Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; changes in raw materials and commodity costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission.  Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.
For over 105 years, Steelcase Inc. has helped create great experiences for the world's leading organizations, across industries.  We demonstrate this through our family of brands - including Steelcase®, Coalesse®, Designtex®, PolyVision®, Turnstone® and AMQ™.  Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability.  We are globally accessible through a network of channels, including over 800 Steelcase dealer locations.  Steelcase is a global, industry-leading and publicly traded company with fiscal 2018 revenue of $3.1 billion.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended
	May 25, 2018	May 26, 2017
Revenue	$754.0	$735.1
Cost of sales	516.1	490.0
Gross profit	237.9	245.1
Operating expenses	214.6	210.0
Operating income	23.3	35.1
Interest expense	(4.4)	(4.3)
Investment income	1.0	0.4
Other income (expense), net	3.3	(2.8)
Income before income tax expense	23.2	28.4
Income tax expense	6.2	10.3
Net income	$17.0	$18.1

Earnings per share:
Basic	$0.14	$0.15
Diluted	$0.14	$0.15
Weighted average shares outstanding - basic	118.7	120.0
Weighted average shares outstanding - diluted	118.7	120.3

Dividends declared and paid per common share	$0.1350	$0.1275

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	May 25, 2018	February 23, 2018
ASSETS
Current assets:
Cash and cash equivalents	$134.9	$283.1
Accounts receivable, net	336.8	300.3
Inventories	202.9	184.6
Prepaid expenses	21.7	19.2
Assets held for sale	13.4	13.4
Other current assets	51.4	53.3
Total current assets	761.1	853.9

Property, plant and equipment, net	431.4	435.1
Company-owned life insurance ("COLI")	165.7	172.2
Deferred income taxes	132.9	135.4
Goodwill	138.4	138.2
Other intangible assets, net	44.6	45.6
Investments in unconsolidated affiliates	49.6	48.4
Other assets	31.5	30.4
Total assets	$1,755.2	$1,859.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$242.1	$223.1
Short-term borrowings and current portion of long-term debt	2.8	2.8
Accrued expenses:
Employee compensation	74.6	145.0
Employee benefit plan obligations	21.2	39.2
Accrued promotions	24.2	25.5
Customer deposits	19.8	28.2
Product warranties	17.0	18.1
Other	71.4	72.8
Total current liabilities	473.1	554.7

Long-term liabilities:
Long-term debt less current maturities	291.5	292.2
Employee benefit plan obligations	121.0	130.8
Other long-term liabilities	60.5	68.2
Total long-term liabilities	473.0	491.2
Total liabilities	946.1	1,045.9

Shareholders’ equity:
Common stock	—	—
Additional paid-in capital	12.6	4.6
Accumulated other comprehensive loss	(23.2)	(10.3)
Retained earnings	819.7	819.0
Total shareholders’ equity	809.1	813.3
Total liabilities and shareholders’ equity	$1,755.2	$1,859.2

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Three Months Ended
	May 25, 2018	May 26, 2017
OPERATING ACTIVITIES
Net income	$17.0	$18.1
Depreciation and amortization	17.5	15.4
Non-cash stock compensation	9.2	8.4
Equity in income of unconsolidated affiliates	(3.3)	(3.0)
Dividends received from unconsolidated affiliates	1.7	4.2
Other	(2.9)	7.3
Changes in operating assets and liabilities:
Accounts receivable	(42.2)	(16.5)
Inventories	(20.4)	(9.9)
Other assets	(1.1)	11.1
Accounts payable	21.8	7.4
Employee compensation liabilities	(75.4)	(85.5)
Employee benefit obligations	(26.6)	(21.7)
Accrued expenses and other liabilities	(13.0)	14.2
Net cash used in operating activities	(117.7)	(50.5)

INVESTING ACTIVITIES
Capital expenditures	(15.8)	(16.8)
Purchases of investments	—	(19.4)
Liquidations of investments	—	55.5
Other	7.9	(0.6)
Net cash provided by (used in) investing activities	(7.9)	18.7

FINANCING ACTIVITIES
Dividends paid	(16.3)	(15.7)
Common stock repurchases	(3.4)	(5.8)
Repayment of long-term debt and lines of credit	(0.7)	(0.7)
Net cash used in financing activities	(20.4)	(22.2)

Effect of exchange rate changes on cash and cash equivalents	(1.3)	0.8

Net decrease in cash, cash equivalents and restricted cash	(147.3)	(53.2)
Cash and cash equivalents and restricted cash, beginning of period (1)	285.6	199.6
Cash and cash equivalents and restricted cash, end of period (2)	$138.3	$146.4

Statement of Cash Flow Footnotes

  These amounts include restricted cash of $2.5 as of February 23, 2018 and February 24, 2017, which primarily represents funds held in escrow for potential future workers’ compensation claims.
  These amounts include restricted cash of $3.4 and $2.5 as of May 25, 2018 and May 26, 2017, respectively, which primarily represents funds held in escrow for potential future workers’ compensation claims.
CONTACT:	Investor Contact:
Michael O'Meara
Investor Relations
(616) 292-9274

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915 - 8505